Exhibit 21

                            Place of         % of Voting
Name                     Incorporation       Securities Owned
----                     -------------       ----------------
Electronic Retailing      Connecticut              100%
 Systems International,
 Inc.



     Other subsidiaries of the Company are not named in the table above. Such unnamed subsidiaries considered in the aggregate as a single subsidiary would not be considered a significant subsidiary.